MARKETAXESS REPORTS 2006 SECOND QUARTER RESULTS
Total Trading Volume Increases 10%; European High-Grade Volume Up 34%, Other Volume Up 28%
NEW YORK, August 2, 2006 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate and emerging markets bonds, today announced results for the second quarter ended June 30, 2006.
For the second quarter of 2006, total revenue was $20.1 million compared to $19.3 million in the second quarter of 2005. Net income for the second quarter of 2006 was $0.8 million, or $0.02 per diluted share, compared to $1.8 million, or $0.05 per diluted share, in the second quarter of 2005. Second quarter 2006 net income includes the impact of $0.8 million of stock option costs from the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R (SFAS 123R).
Richard M. McVey, chairman and chief executive officer of MarketAxess said, “We made good progress during the quarter toward our goal of expanding the Company’s foundation and diversifying sources of revenue. The European high-grade business performed strongly, with volume up 34% on the year-ago quarter, and volume in the “Other” category was up 28% compared to the second quarter of 2005 reflecting growing momentum in our new product areas. In addition, in June we launched our new dealer-to-dealer trading service, DealerAxess, which extends our electronic trading technology into a new and large market.”
Second Quarter Results
Total revenues for the second quarter of 2006 increased 4.4% to $20.1 million, compared to $19.3 million in the second quarter of 2005. U.S. high-grade corporate bond commissions totaled $11.0 million in the second quarter of 2006, a decrease of 5.1% compared to $11.6 million in the second quarter of 2005. European high-grade corporate bond commissions totaled $4.1 million in the second quarter of 2006, an increase of 22.6% compared to $3.3 million in the second quarter of 2005. Other commissions increased 20.1% in the second quarter of 2006 to $2.2 million, compared to $1.8 million in the second quarter of 2005. Other revenue, which consists of information and user access fees, license fees, investment income and other revenue, increased 12.0% to $2.9 million in the second quarter of 2006 compared to $2.6 million in the second quarter of 2005.
Total expenses for the second quarter of 2006 increased 13.8% to $18.7 million, compared to $16.5 million in the second quarter of 2005, primarily due to increased investment in new products. Employee compensation and benefits expense increased 21.0% to $10.5 million, compared to $8.7 million in the second quarter of 2005, due to increased headcount and the impact of $0.8 million in SFAS 123R stock-based compensation expense. Excluding the impact of SFAS 123R in the second quarter of 2006, employee compensation and benefits increased 12.0% compared to the second quarter of 2005. General and administrative expenses increased 50.9% to $1.8 million, compared to $1.2 million in the second quarter of 2005, due to increased New York State franchise taxes and occupancy expenses. Depreciation and amortization expense increased 14.9% to $1.6 million, compared to $1.4 million in the second quarter of 2005, largely due to the introduction of our credit default swaps platform in the second half of 2005.

Pre-tax income in the second quarter of 2006 was $1.4 million compared to $2.8 million in 2005. Operating margin was 7% in the second quarter of 2006 compared to 15% in the second quarter of 2005.
Net income for the second quarter of 2006 was $0.8 million, or $0.02 per diluted share, compared to $1.8 million, or $0.05 per diluted share, in the second quarter of 2005.
Headcount as of June 30, 2006 was 186 compared to 177 as of June 30, 2005.
Trading Volume
For the second quarter ended June 30, 2006, total trading volume increased 10.2% to $79.4 billion compared to $72.1 billion in the second quarter of 2005. U.S. high-grade trading volume totaled $43.3 billion in the second quarter of 2006, a 3.1% decrease compared to 2005 second quarter volume of $44.7 billion. U.S. high-grade volume as a percentage of the NASD’s Transaction Reporting and Compliance Engine (TRACE) was 7.6% in the second quarter of 2006 and average daily volume in the second quarter 2006 was $698 million, in line with the prior year same period. Total U.S. high-grade trading volume for the second quarter of 2006 includes single-dealer inquiries of $4.2 billion. European high-grade trading volumes in the second quarter of 2006 increased 34.3% to $22.8 billion, compared to $17.0 billion in the second quarter of 2005. “Other” trading volume, which includes emerging markets, credit default swaps, high yield, agencies and new issues, increased 27.9% to $13.4 billion, compared to $10.5 billion in the second quarter of 2005. During the second quarter of 2006, there were two fewer trading days in the U.S. and three fewer trading days in U.K. than during the second quarter of 2005.
Launch of DealerAxess™
During the second quarter of 2006, we launched a new trading service, DealerAxess™, for dealer-to-dealer trading of fixed-income securities. Participation in the DealerAxess™ service is limited to broker-dealers. Consistent with current market practice, all DealerAxess™ trading activity is conducted anonymously, and our U.S. broker-dealer subsidiary, MarketAxess Corporation, acts as riskless principal in all DealerAxess™ transactions.
Beginning with the publication of our June 2006 trading volumes report, monthly trading volumes from the DealerAxess™ service are included in the Company’s reported U.S. high-grade or “Other” trading volumes, as appropriate. Consistent with reporting standards for the NASD’s TRACE, both sides of each dealer-to-dealer trade are included in the Company’s reported trading volumes.
Balance Sheet Data
As of June 30, 2006, total assets were $189.4 million, which included $116.2 million in cash, cash equivalents and securities, and $39.6 million of deferred income taxes. Total stockholders’ equity as of June 30, 2006 was $177.5 million and book value per common share was $5.08 based on 34.9 million diluted shares outstanding.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, and James N.B. Rucker, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 866-800-8649 (U.S.) or 617-614-2703 (international). The passcode for all callers is 99291119. The Company will also host a live audio webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 24915252. The webcast will also be archived at www.marketaxess.com for 90 days following the announcement.

About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 650 active institutional investor clients can access the liquidity provided by our broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high yield, emerging markets bonds and new issues. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we facilitate the trading process by electronically communicating order information between trading counterparties. MarketAxess’ current participating dealers are: ABN AMRO, Banc of America Securities, Barclays PLC, Bear Stearns, BNP Paribas, Citigroup Global Markets, Credit Suisse, Deutsche Bank Securities, Dresdner Bank, DZ Bank, FTN Financial, Goldman Sachs, HSBC, ING Financial Markets, JP Morgan, Jefferies and Company, Lehman Brothers, Merrill Lynch, Morgan Stanley, RBC Capital Markets, The Royal Bank of Scotland, Santander Investment Securities, SG Corporate & Investment Banking, UBS and Wachovia Securities.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; our exposure to risks resulting from non-performance by counterparties to transactions executed between our broker-dealer clients in which we act as an intermediary in matching back-to-back trades; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
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Media and Investor Relations Contacts:
Stephen Davidson
MarketAxess Holdings Inc.
+1-212-813-6021
Judith Flynn
Edelman
+1-212-819-4806

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
	($ in thousands, except per share data)
	(unaudited)		(unaudited)
Revenues
Commissions
U.S. high-grade	$10,975	$11,562	$22,004	$24,080
European high-grade	4,089	3,336	8,427	7,737
Other	2,194	1,828	4,314	3,562

Total Commissions	17,258	16,726	34,745	35,379
Information and user access fees	1,323	1,004	2,682	2,039
License fees	214	491	495	1,271
Investment income	1,084	777	2,046	1,377
Other	243	284	494	524

Total revenues	20,122	19,282	40,462	40,590

Expenses
Employee compensation and benefits	10,498	8,673	20,781	17,917
Depreciation and amortization	1,637	1,424	3,322	2,649
Technology and communications	1,791	1,823	3,843	3,448
Professional and consulting fees	2,488	2,735	5,039	4,629
Marketing and advertising	477	589	855	1,282
Moneyline revenue share	—	—	—	(50)
General and administrative	1,845	1,223	3,837	2,527

Total expenses	18,736	16,467	37,677	32,402

Income before provision for income taxes	1,386	2,815	2,785	8,188
Provision for income taxes	586	991	899	3,307

Net income	$800	$1,824	$1,886	$4,881

Per Share Data:
Earnings per share:
Basic	$0.03	$0.07	$0.06	$0.18
Diluted	$0.02	$0.05	$0.05	$0.14

Weighted-average common shares:
Basic	29,838	27,728	29,752	27,578
Diluted	34,944	35,425	35,146	35,454

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	June 30, 2006	December 31, 2005
	($ in thousands)
	(unaudited)
Assets
Cash and cash equivalents	$51,291	$58,189
Securities available for sale	64,896	59,956
Deferred income taxes	39,596	39,804
All other assets	33,647	32,513

Total assets	$189,430	$190,462

Liabilities and Stockholders’ Equity
Total liabilities	$11,954	$19,598
Total stockholders’ equity	177,476	170,864

Total liabilities and stockholders’ equity	$189,430	$190,462

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume		Total Trading Volume
	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)
U.S. high-grade — multi dealer[1]	$39,117	$43,776	$79,720	$98,529
U.S. high-grade — single dealer [2]	4,154	900	9,493	900
European high-grade	22,784	16,961	46,755	39,849
Other[1,3]	13,370	10,456	27,955	21,980

Total	$79,425	$72,093	$163,923	$161,258

	Average Daily Volume		Average Daily Volume
	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)
U.S. high-grade[1]	$698	$698	$719	$795
European high-grade	380	269	377	319
Other [1,3]	216	163	225	176

Total	$1,294	$1,130	$1,322	$1,290

Number of U.S. Trading Days [4]	62	64	124	125
Number of U.K. Trading Days [5]	60	63	124	125

[1]	Beginning with June 2006 monthly trading volumes, volumes from the Company’s DealerAxess™ interdealer trading service are included in the Company’s reported U.S. high-grade or “Other” trading volumes, as appropriate. Consistent with current market practice, all DealerAxess™ trading activity is conducted anonymously, and MarketAxess Corporation acts as riskless principal in all DealerAxess™ transactions; accordingly, and consistent with NASD TRACE reporting standards, both sides of each DealerAxess™ trade are included in the Company’s reported trading volumes.

[2]	Effective June 2005, the Company began reporting separately U.S. High-Grade single-dealer inquiries.

[3]	Effective September 2005, the Company began reporting credit default swaps trading volume in other.

[4]	The number of U.S. trading days is based on the Bond Market Association’s Holiday Recommendation Calendar.

[5]	The number of U.K. trading days is based on the U.K. Bank Holiday Schedule.